EXHIBIT 2

                                     WICKS


Carter F. Bales
Managing Partner
& Co-Founder


December 6,2004

Mr. Dale Kutnick
208 Harbour Drive
Stamford, CT

Fulton Capital Management LLC
One East Weaver Street
Greenwich, CT 0683 1

PANGEA Management LLC
One East Weaver Street
Greenwich. CT 0683 1

Gentlemen:

The Wicks Group of Companies, L.L.C. ("Wicks") has delivered to the financial advisor (the "Advisor") to a company code name "Magnified" (the "Company") a letter (the "Wicks Letter") confirming Wicks' willingness to work jointly with PANGEA Management LLC ("PANGEA") in its efforts to acquire (the "Transaction") the Company, as set forth in PANGEA's letter of November 10,2004 (the "PANGEA Letter") to the Advisor.

Wicks has indicated to you (collectively with Wicks, the "Parties") indicative terms under which Wicks would be prepared to participate in the Transaction and provide the ultimate acquisition vehicle to be established by the Parties with its share of the equity needed to consummate the Transaction on the terms described in the PANGEA Letter. In recognition of the extensive commitment of time and expense by the Parties that will be necessary to pursue the Transaction, and in order to induce the Parties to commit the time and resources required by the Transaction, the Parties have agreed, intending to be legally bound, as follows:

        1. The Parties will work together in good faith and on an exclusive basis to finalize and document the indicative terms on which they will join

             -------------------------------------------------------
                      The Wicks Group of Companies, L.L.C.
                       405 Park Avenue, New York, NY 10022
              212-838-2100 o 212-407-2200 o Direct 212-223-2109 Fax
                carter.bales@wicksgroup.com o www.wicksgroup.com

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                                     WICKS

together to accomplish the Transaction for a period of 4 months after the execution of this Agreement (the "Exclusivity Period"). The Exclusivity Period may be extended by mutual written agreement of the Parties.

        2. If any Party (the "Terminating Party") determines that it no longer wishes to pursue the Transaction or if the Parties are unable to agree upon the terms to be proposed to the Company or the final terms of the arrangements among them, the Terminating Party shall promptly notify the others in writing of its decision to terminate this Agreement. If the Terminating Party decides not to pursue the Transaction but later determines to again pursue the Transaction during the Exclusivity Period, then it will do so only with the other Parties and will not use such termination to pursue the Transaction with. a third party. If the Terminating Party terminates this Agreement because it does not agree with the terms to be proposed to the Company or the final terms of the arrangements among the Parties, it shall be permitted to independently pursue the Transaction on the terms that it wishes to propose to the Company. In any event, the Parties other than the Terminating Party may continue to pursue the Transaction without the Terminating Party.

        3. Until such time, if ever, that Wicks on the one hand or Dale Kutnick or PANGEA on the other delivers a notice pursuant to Paragraph 2 above, Wicks and Dale Kutnick will share the out-of-pocket expenses incurred by the parties in connection with the Transaction after November 19,2004 (the "Transaction Expenses"). For purposes of this paragraph, the proportion of the Transaction Expenses to be borne by Wicks on the one hand and Dale Kutnick on the other will equal the proportion that such Party's anticipated equity investment in the acquisition vehicle to be ultimately established by the Parties to consummate the Transaction as communicated in writing to the special committee or its advisors (including roll over equity) bears to the total equity (including rollover equity) anticipated to be invested in such acquisition vehicle by Wicks and Dale Kutnick. For purposes of this paragraph 3, the equity to be invested by Henry Skelsey will be deemed to be equity invested by Dale Kutnick and the equity to be invested by persons or entities other than Dale Kutnick, Henry Skelsey and Wicks will be disregarded such that it will be assumed that the sum of the Dale Kutnick, Henry Skelsey and Wicks equity will equal 100% of the equity when calculating the Transaction Expenses. From time to time after the date hereof the Parties may agree to add to this letter agreement an additional person or entity who is considering an investment in such acquisition vehicle of cash and/or rollover equity of at least $500,000 in the aggregate. In this event, (i) the proportion of Transaction Expenses to be borne by Wicks, Dale Kutnick and such new Party, respectively, will be recalculated on the same basis as provided above with the value of such new Party's anticipated equity investment added to both the numerator and the denominator (ii) each Party (including such new Party) will share all the Transaction Expenses incurred since November 19, 2004 in accordance with the portions calculated pursuant to

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                                     WICKS

clause (i), and (iii) the Parties will make such payments to each other as shall be necessary to reallocate the Transaction Expenses as herein provided.

        4. For the avoidance of doubt, nothing in this Agreement shall in any way restrict Dale Kutnick from complying with his duties as a director or officer of the Company.

        5. Each Party acknowledges that this letter does not constitute a commitment of any Party to fund any amounts or, except as to the matters expressly set forth herein, a legally binding agreement of any Party or any of its affiliates (including any fund controlled by Wicks), and that any such commitment or agreement shall not be created until written definitive agreements respecting the same are executed and delivered by all Parties.

        Please indicate your acceptance and agreement to the terms of this Agreement by countersigning this letter in the place indicated and returning it to us.

                                    Sincerely,



                                    /s/ Carter F.Bales
                                    --------------------------
                                    Carter F.Bales
                                    Managing Partner

Accepted and Agreed as of
the Date first above written:

/s/ Dale Kutnick
-------------------------------
Dale Kutnick

FULTON CAPITAL MANAGEMENT LLC

    /s/ Henry F. Skelsey
By: ---------------------------
Henry F. Skelsey, Managing Member



PANGEA Management LLC

By: /s/ Henry F. Skelsey
    ---------------------------
    Henry F. Skelsey